TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”), dated as of November 26, 2007, is entered into by and among CrossPoint Energy Holdings, LLC, as borrower (“Borrower”) under the Credit Agreement (defined below), CrossPoint Energy LLC (“Parent”), D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent under the Credit Agreement described herein (in such capacity, the “Administrative Agent”) and Petrobridge Asset Management, LLC (“PAM”).

INTRODUCTION

A. Reference is made to that certain (i) Credit Agreement dated as of September 2, 2005, among Borrower, Administrative Agent, and the lenders (“Lenders”) party thereto (the “Credit Agreement”), (ii) Pledge Agreement dated as of September 2, 2005 between Borrower and Administrative Agent, (the “Pledge Agreement”) (iii) Security Agreement dated as of September 2, 2005 between Borrower and Administrative Agent (the “Security Agreement”) and (iv) Three Party Agreement relating to lockbox services by and between Borrower, Administrative Agent and Compass Bank (the “Lockbox Agreement”, and together with the Pledge Agreement and Security Agreement collectively, the “Security Documents”).

B. The current Lenders and Administrative Agent are assigning their notes, liens and rights under the Credit Agreement to PAM contemporaneously with the execution and delivery of this Agreement;

C. PAM, as the holder of the notes, liens and rights under the Credit Agreement is willing to release Borrower from its obligation to repay the notes and other obligations under the Credit Agreement and the accrued interest related thereto, and to terminate the Security Documents in exchange for Borrower delivering an Assignment in Lieu of Foreclosure of Oil and Gas Leases and Bill of Sale with respect to the Elkhart properties (“Properties”) owned by Borrower (“Assignment”); and

D. The Borrower has requested that the Administrative Agent execute and deliver this Agreement (i) to evidence the termination and release of the Security Documents and (ii) to release the Borrower from its obligations to repay the notes and other obligations under the Credit Agreement and any accrued interest thereon.

THEREFORE, for and in consideration of the mutual benefits hereunder, the Borrower and the Administrative Agent hereby agree as follows:

Section 1.  Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and if not defined in the Credit Agreement, such terms shall have the meanings assigned to them in the Security Agreement.

Section 2.  Termination of Existing Liens. The Administrative Agent and PAM hereby (a) releases and forever discharges any and all security interests, liens, mortgages, pledges, encumbrances, assignments and all other rights and interests that it has or may have in and to the Collateral arising pursuant to the Security Documents (the “Existing Liens”) and (b) grants, assigns, delivers and releases unto, and causes to re-vest in the Borrower all rights and interests granted to the Administrative Agent in the Collateral in the Security Documents. The Administrative Agent and PAM hereby authorize the Borrower to file or cause the filing of such UCC-3 termination statements for purposes of terminating any UCC-1 financing statements filed by or on behalf of the Administrative Agent with respect to the Security Documents.

Section 3.  Release of Obligations. Borrower agrees to pay to the Lenders a default and administrative fee of $300,000 in connection with the defaults under the Credit Agreement and agreement to accept the properties pursuant to the Assignment. Borrower agrees that it shall make payment of the fee by including such amount as part of the Indebtedness. PAM and Administrative Agent acknowledge and agree that Borrower shall have no further obligation to repay the notes under the Credit Agreement and any accrued and unpaid interest thereon or any other obligations thereunder. Notwithstanding the release of Borrower from all liability for the Indebtedness and obligations under the Credit Agreement, the Indebtedness has not been canceled or extinguished and the Collateral, except as specifically released hereby, continues to be subject to the performance of the obligations under the deed of trust given by Borrower in connection with the Credit Agreement (“Deed of Trust”) and the Credit Agreement. The Deed of Trust lien is not released or relinquished in any manner, and the indebtedness, obligations, and lien under the Deed of Trust will remain valid and continuous and in full force and effect, unless and until such indebtedness, obligations, and liens are expressly released by written instrument executed and delivered by the holder thereof, at the holder’s sole discretion. Notwithstanding the preceding, PAM and the Lenders agree that to the extent there is any excess from the proceeds of the sale of the Properties after deducting the full amount of the Indebtedness at the time of sale, capital costs incurred during their ownership and the other costs associated with organizing and preparing the Properties for sale, such excess will be distributed to the Borrower.

Section 4.  Effective Time. This Agreement shall not become effective unless and until the Assignment has been executed, acknowledged and delivered to PAM (the “Effective Time”).

Section 5.  Survival. The Borrower hereby acknowledges and agrees that any obligations that expressly survive termination of the Security Documents shall continue in full force and effect in favor of the Administrative Agent and Lenders.

Section 6.  Release. The Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges PAM, the Lenders and Administrative Agent and their officers, affiliates, directors, shareholders, employees, agents, attorneys, successors and assigns of and from any and all past, present, or future obligations, claims, liabilities, damages, demands, debts, liens, accounts, contracts, deficiencies, actions or cause or causes of action to, of or for the benefit (whether directly or indirectly) of the Borrower at law or in equity, known or unknown, contingent or fixed, whether asserted or unasserted, whether liquidated or unliquidated, whether matured or unmatured, whether foreseen or unforeseen, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by the Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of any and all agreements, instruments, contracts and/or documents evidencing any or all of the credit facilities referred to in the Loan Documents, as the same have been amended, revised, substituted or replaced, (ii) the enforcement, protection or preservation of the Lenders’ rights and remedies under the Loan Documents, (iii) the validity, perfection or enforceability of the Loan Documents, and/or (iv) any action or inaction by the Lenders or Administrative Agent in connection with any of the Loan Documents.

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Section 7.  Further Assurances. From time-to-time, upon request and at the Borrower’s cost and expense, the Administrative Agent shall execute, acknowledge and deliver all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as may be reasonably necessary to effectuate the release of the Existing Liens. Such additional releases, termination statements, documents, agreements, certificates and instruments delivered in accordance with this Section 8 shall be without any representation, warranty or covenant of any kind.

Section 8.  Entirety. This Agreement contains the entire understanding between the parties hereto and the terms and conditions of this Agreement supersede and replace any other agreements or understandings among the parties with respect to such transactions, whether oral or written.

Section 9.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of law rules or principal that would mandatorily require the application of the laws of any other jurisdiction.

Section 10.  Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	CROSSPOINT ENERGY HOLDINGS, LLC

	By:	/s/ Daniel F. Collins
Daniel F. Collins
President

ADMINISTRATIVE AGENT:	D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By: D.B. ZWIRN PARTNERS, LLC, its general partner

	By:	/s/ David Lee

	Name:	David Lee

	Title:	President

PAM:	PETROBRIDGE ASSET MANAGEMENT LLC

	By:	/s/ Justin M. Teltschik
Justin M. Teltschik
Vice President